                                                                    EXHIBIT 99.3

                              FOR IMMEDIATE RELEASE

             AMERICAN VANGUARD THIRD QUARTER EPS UP 52% ON 25% SALES
                                    INCREASE;
                          NINE-MONTH EPS $.66 VS. $.28

         BOARD AUTHORIZES REPURCHASE OF UP TO 11% OF OUTSTANDING SHARES

Newport Beach, CA -- November 2, 2000 -- American Vanguard Corporation (AMEX:AVD) today reported financial results for the three and nine-month periods ended September 30, 2000.

For the third quarter, net sales increased 25% to $21,421,800 compared to the same quarter last year due to overall business growth as well as preliminary sales in the Dacthal(R) herbicide business acquired from ZenecA during this year's second quarter. Despite the slight decrease in gross profit margin to 41.4% from 43.0% due to product mix, operating income rose 39% to $2,079,200. Net income for the quarter reached $1,017,100 or $.38 per diluted share, reflecting a 52% improvement in net income per share over the third quarter of 1999.

For the nine-month period, net sales rose 13% to $51,011,400 compared to the first nine months of 1999. Gross profit margin increased to 45.4% from 43.9% due to the product mix for the period. Operating income grew 68% to $4,237,000, while net income rose dramatically to $1,784,000 or $.66 per diluted share, reflecting a 131% increase in net income per share.

Eric Wintemute, President and CEO of American Vanguard, commented, "The third quarter was an important one for the Company. We re-launched Dacthal into its key worldwide markets and recorded initial sales, earlier than originally anticipated. We also acquired the exclusive U.S. marketing rights to the Aztec(R) 4.67% GranulaR corn soil insecticide business from Bayer, which complements our acquisition of the Fortress(R) business announced in January of this year. Aztec is expected to increase sales beginning late in the 2000 fourth quarter. Additionally, we resumed the distribution of a semi-annual dividend to shareholders, which reflects our confidence in American Vanguard's prospects."

Mr. Wintemute continued, "We also signed a letter of intent to acquire a DuPont manufacturing facility, which will significantly expand the production capacity of the Company. In 2001, we will see a full-year impact from the product lines acquired this past year, and we intend to pursue the opportunities to acquire additional product lines resulting from the unprecedented consolidation of the multi-national companies that has occurred over the past 12 months."

In light of the Company's performance and prospects, the Board of Directors has authorized the repurchase of up to 11% (300,000) of American Vanguard's outstanding shares of common stock. The shares may be purchased from time to time in open market transactions, depending on price, availability and the Company's cash position. There were approximately 2.7 million shares of American Vanguard common stock outstanding as of November 2, 2000.

Commenting on the repurchase plan, Mr. Wintemute stated, "We feel that the market has not reflected the fair value of our Company, given that our stock has been trading below its book value and at less than five times trailing twelve-month earnings. Even though we continue to be in a strong growth mode, we believe the opportunity to acquire our stock at these levels is a wise use of Company funds."

For the trailing 12 months, American Vanguard's EBITDA has increased 27% to $4.36 per share, and net income per share has grown 48% to $1.58, based current outstanding shares.


                                    - more -

American Vanguard Corporation News Release                                Page 2
November 2, 2000


                 AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                          Three Months Ended           Nine Months Ended
                                             September 30,               September 30,
                                       -------------------------   -------------------------
                                          2000          1999          2000          1999
                                       -----------   -----------   -----------   -----------

Net sales                              $21,421,800   $17,119,800   $51,011,400   $44,966,100
Cost of sales                           12,552,100     9,764,100    27,852,700    25,225,400
                                       -----------   -----------   -----------   -----------
   Gross profit                          8,869,700     7,355,700    23,158,700    19,740,700

 Operating expenses                      6,790,400     5,706,600    18,921,700    17,062,400
 Settlement expense                             --       153,000            --       153,000
                                       -----------   -----------   -----------   -----------

   Operating income                      2,079,300     1,496,100     4,237,000     2,525,300
Interest expense - net                     384,100       396,800     1,263,700     1,274,600
                                       -----------   -----------   -----------   -----------
   Income before income taxes            1,695,200     1,099,300     2,973,300     1,250,700

Income tax expense                         678,100       420,200     1,189,300       477,700
                                       -----------   -----------   -----------   -----------

   Net income                          $1, 017,100   $   679,100   $ 1,784,000   $   773,000
                                       ===========   ===========   ===========   ===========

Basic and diluted
   net income per share(1)             $       .38   $       .25   $       .66   $       .28
                                       ===========   ===========   ===========   ===========

Weighted Average Number of Shares(1)     2,692,939     2,722,370     2,697,355     2,730,734
                                       ===========   ===========   ===========   ===========


(1) Retroactively restated to reflect a 10% common stock dividend distributed on April 14, 2000 to common stockholders of record as of March 31, 2000.

American Vanguard Corporation is a diversified specialty and agricultural products company. Its subsidiaries include AMVAC Chemical Corporation, which develops and markets safe and effective products for agricultural and commercial uses; GemChem, Inc., a national chemical distributor; AMVAC Chemical UK Ltd., the Company's UK office; Quimica Amvac De Mexico S.A. de C.V., the Company's Mexico office; and Environmental Mediation, Inc., an environmental consulting firm.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward- looking information are estimates by the Company's management and are subject to various risks and uncertainties that may cause results to differ from management's current expectations. Such factors include weather conditions, changes in regulatory policy, and other risks as detailed from time to time in the Company's SEC reports and filings. Forward-looking statements in this release represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:                             -OR-          AVD'S INVESTOR RELATIONS FIRM
AMERICAN VANGUARD CORPORATION                              THE EQUITY GROUP INC.
Eric G. Wintemute, President & CEO                        www.theequitygroup.com
James A. Barry, Senior Vice President & CFO                        Loren Mortman
(949) 260-1200                                             lmortman@equityny.com
AMVAC Chemical Corporation                                        (212) 836-9604


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